        As filed with the Securities and Exchange Commission on January 8, 1997.

                                                      Registration No. 333-16373
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                                 MEDAREX, INC.
             (Exact name of registrant as specified in its charter)

                          ---------------------------

         NEW JERSEY                           8731                   22-2822175
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                                       1545 ROUTE 22 EAST
                                   ANNANDALE, NEW JERSEY  08801
                                         (908) 713-6001

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ----------------------------

                               DONALD L. DRAKEMAN
                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801
                                 (908) 713-6001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------

                                   Copies to:
                             DWIGHT A. KINSEY, ESQ.
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 818-9200
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            -----------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

                -----------------------------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
----------

                                 70,000 SHARES

                                 MEDAREX, INC.

                                  COMMON STOCK

     All of the shares of common stock, $.01 par value (the "Common Stock") of Medarex, Inc. (the "Company") being offered hereby (the "Securities") are being sold for the account of the selling security holders set forth herein (the "Selling Security Holders"). The Securities were issued by the Company to the Selling Security Holders pursuant to a private placement completed on April 26, 1996.

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The Securities to be offered by the Selling Securityholders may be offered in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, the prices related to such prevailing market prices or at negotiated prices. The Securities to be offered by the Selling Securityholders may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (for example, in transactions with a "market maker") or (b) in brokerage transactions, including transactions in which the broker solicits purchasers.


     The Company has agreed to pay all of the expenses of this offering but will not receive any of the proceeds from the sale of the Securities being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Securityholders will be borne by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities sold, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Use of Proceeds" and "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "MEDX." The closing price per share reported on the Nasdaq National Market on January 6, 1997 was $7.13.

                       ---------------------------------

       THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                           RISK.  SEE "RISK FACTORS."
                       ---------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is January 7, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, Suite 1400, 500 West Madison, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference in this Prospectus its Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, and its Proxy Statement dated April 15, 1996 filed in connection with the Annual Meeting of Stockholders of the Company held May 16, 1996, each as filed with the Commission pursuant to the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information incorporated by reference in the Prospectus (not including exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such a request should be directed to: Michael A. Appelbaum, Medarex, Inc., 1545 Route 22 East, Annandale, New Jersey 08801.

                                  THE COMPANY

     Medarex, Inc. ("Medarex" or the "Company") is an antibody-based biopharmaceutical company developing therapeutic products for cancer, AIDS and other life-threatening diseases based on proprietary technology in the field of immunology. Medarex's products are designed either to enhance and direct a specific immune response or to block or diminish an undesirable immunological activity. The Company's broad technology platform has led to several products now in clinical trials and to three strategic alliances and has the potential to provide the foundation for new products and new strategic alliances in various therapeutic areas. At present, the Company has six products in human clinical trials for the treatment of breast cancer, head and neck cancer and a variety of other solid tumor cancers, leukemia, AIDS and autoimmune disease. The Company is developing three of its products through strategic alliances with Ciba-Geigy Limited, of Basel, Switzerland ("Ciba"), Merck KGaA, of Darmstadt, Germany ("E. Merck") and Centeon L.L.C. ("Centeon") a Delaware limited liability company formed as a joint venture of Hoechst AG and Rhone-Poulenc Rorer, Inc.

     The Company's principal products under development are bispecific; that is, they are designed to attach to both disease targets and immune system killer cells simultaneously. This dual binding ability is essentially a target-trigger combination in which one portion of the Bispecific binds to a Trigger molecule on killer cells and the other targets and binds to the tumor cell or infectious agent (a "pathogen") to be eliminated. After joining the killer cell and the tumor cell or pathogen, the Bispecific triggers the killer cell's destruction of the target. Based on early clinical trial results, management believes that its Bispecifics have the potential to cause the destruction of tumors and pathogens that ordinarily might escape detection by the body's immune system.

     The Trigger portion of the Company's Bispecific products may be linked to a variety of different targeting mechanisms, such as recombinant proteins, single chain antibodies and antibody fragments. For this reason, the Company believes that its Bispecifics may be designed for the treatment of a wide range of cancers, viruses, bacteria and parasites. The Company has patented the Trigger molecule and has obtained licenses to a number of targeting mechanisms.

     In May 1995, the Company entered into a strategic alliance with Ciba pursuant to which Ciba obtained a worldwide exclusive license to MDX-210, the Company's Bispecific therapeutic for tumors that overexpress an antigen known as HER-2. These tumors include a significant number of breast, ovarian, prostate and other tumors. MDX-210 is currently in Phase II clinical trials. In 1994, the Company entered into a collaborative arrangement with E. Merck pursuant to which the Company is developing MDX-447 for the treatment of cancers that overexpress the epidermal growth factor receptor ("EGF-R"). Cancers in which EGF-R is overexpressed include head and neck, breast, brain, non-small cell lung and bladder tumors. MDX-447 is currently in Phase I/II clinical trials.
Medarex is currently in discussions with biotechnology and pharmaceutical companies and academic institutions to establish collaborations for the creation and development of additional Bispecific products.

     In addition, in April 1996, the Company entered into a strategic alliance with Centeon to develop and market MDX-33, the Company's product for the treatment of ITP, an autoimmune condition in which a person's platelets are destroyed by his own immune system. MDX-33 may diminish the triggering function on various killer cells, potentially diminishing the autoimmune activity. MDX-33 is currently in Phase I clinical trials. The Company believes that its Bispecific products may also act as therapeutic vaccines. In addition to destroying the target cells, they may stimulate the patient's own immune system to generate a further active immune response leading to the production of specific antibodies and killer cells that may cause on-going destruction of the tumor or pathogen. Research programs are also underway to develop Bispecific products as tumor vaccines.

     The Company was incorporated in New Jersey on July 6, 1987. Its principal executive offices are located at 1545 Route 22 East, Annandale, New Jersey 08801. Its telephone number is (908) 713-6001.

                              RECENT DEVELOPMENTS

     On December 18, 1996, the Company entered into an Agreement and Plan of Merger with Houston Biotechnology Incorporated, a Delaware corporation ("HBI"), and Medarex Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into HBI (the "Merger") and HBI will become a wholly-owned subsidiary of the Company and (ii) each of the outstanding 5,638,707 shares of common stock, par value $0.01 per share, of HBI ("HBI Common Stock") shall be converted into the right to receive 0.182 shares of the Company's Common Stock (the "Exchange Ratio").

     In addition, pursuant to the terms of the Merger, all of the outstanding options (the "HBI Options") and warrants (the "HBI Warrants") to acquire HBI Common Stock will be assumed by the Company. Consequently, the HBI Options and HBI Warrants will be exercisable into such number of shares of the Company's Common Stock equal to the number of shares of HBI Common Stock subject to the HBI Options or HBI Warrants immediately prior to the consummation of the Merger multiplied by the Exchange Ratio and the exercise price shall be equal to the exercise price of the HBI Options or the HBI Warrants immediately prior to the consummation of the Merger divided by the Exchange Ratio. The exercise prices of the HBI Options range from $.5625 to $10.00 and the exercise price of the HBI Warrants is $9.38. Upon completion of the Merger, the HBI Options will be converted into options to purchase 150,850 shares of the Company's Common Stock at exercise prices ranging from $3.09 to $54.95 and the HBI Warrants will be converted into warrants to purchase 822,924 shares of the Company's Common Stock at an exercise price of $51.54 per share.

     Pending consummation of the Merger, the Company has agreed to fund the pending operations of HBI. In connection therewith, the Company has loaned HBI $500,000 to be used exclusively for operating expenses in the ordinary course. In addition, the Company has agreed to loan an additional $250,000 to HBI on January 15, 1997. The loans are evidenced by Convertible Notes and, in certain circumstances, are convertible into shares of common stock of HBI. As security for payment of the loans by HBI, HBI has granted to the Company an exclusive, transferable, perpetual license to use, further develop, manufacture, sell and otherwise commercialize HBI's 4197X-RA immunotoxin product in North America. The license shall be held in escrow and delivered to the Company only upon certain events of default, as set forth in the Convertible Notes evidencing the loans.

     Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of HBI's stockholders, registration under the Securities Act of the shares of the Company's Common Stock to be issued in the Merger and listing of the shares of the Company's Common Stock on the Nasdaq National Market. It is expected that the consummation of the Merger will occur as soon as practicable after the satisfaction of all such conditions.

     HBI is engaged primarily in the research and development of monoclonal antibody and other biopharmaceutical products to prevent secondary cataract and treat glaucoma, disorders that impair or destroy human vision. HBI's principal expertise is its monoclonal antibody-based immunoconjugate technology, which involves the linking of a monoclonal antibody to another substance such as a drug or an anti-proliferative agent. HBI has no products approved for sale by the United States Food and Drug Administration and its current product candidates are not expected to generate significant revenues, if any, for a number of years.

                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any shares of Common Stock.

     EARLY STAGE OF PRODUCT DEVELOPMENT. The Company's therapeutic products are under development and no revenues have been generated from the sale thereof. In addition, the Company has generated only minimal revenues from the sales or licensing of its research products. As of the date of this Prospectus, the Company does not have any products in Phase III clinical trials and none of the products under development by the Company has been approved by the United States Food and Drug Administration ("FDA") for sale. If the Company's products in preclinical studies advance to the clinical stage, there can be no assurance that any positive therapeutic effects of these products will be demonstrated in clinical trials or that toxic side effects will not occur. With respect to those products which the Company currently has in various phases of clinical studies, there can be no assurance that these products will prove to be effective or that significant toxic side effects will not occur negating the therapeutic utility, if any, of the product. Furthermore, any products which are successfully developed will be subject to various FDA regulatory requirements including, but not limited to, FDA approval prior to their commercial distribution. Such approval may take two to four years or more following submission of the requisite marketing application, if it is complete, and may never be obtained. Generally, only a small percentage of new therapeutic products developed in the laboratory is eventually approved by the FDA for commercial sale. No assurance can be given that the Company will succeed in the development and marketing of any therapeutic products.

     HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has experienced operating losses in each year since its inception and, as of September 30, 1996, had an accumulated deficit of $29,296,940. The Company expects its operating losses to increase at an accelerating rate over the next several years as the Company expands and accelerates its clinical trials and product development efforts. In prior years, a significant portion of the Company's revenues was generated from collaborative development agreements. The Company currently has three such revenue-producing agreements, and its operating results may be adversely affected if it does not meet certain milestones required by such agreements. No assurance can be given that the Company will be able to meet such milestones. The Company's ability to achieve a profitable level of operations is dependent in large part on obtaining regulatory approvals for its products, entering into agreements for product development and commercialization and making the transition to a manufacturing and marketing company. There can be no assurance that the Company will ever achieve product approvals or a profitable level of operations.

     ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING. The operation of the Company's business requires substantial capital resources. It is anticipated that the Company's current sources of liquidity will be sufficient to meet the capital requirements of the Company for a period of at least 36 months from the date of this Prospectus. The acceleration of the development of the Company's products will result in an increase in the rate at which the Company uses capital and in the Company's rate of losses. During such period and thereafter, the Company will continue to spend substantial funds to complete research and development of its products. The Company is likely to require additional funds for these purposes. If additional funds are raised through the issuance of equity, further dilution to stockholders may result. The Company has no established bank lines of credit or other arrangements through which it can obtain financing. No assurance can be given that additional funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected.

     DEPENDENCE ON STRATEGIC ALLIANCES. The Company has entered into strategic alliances relating to the research and development and sales, marketing and co-promotion of several of the Company's potential products. Under these arrangements, the Company has granted to its corporate partners license rights in and to certain of the Company's potential products in exchange for the payment of license fees and commitments for additional funding in the form of additional equity purchases, research and development payments and milestone fees. Most of these payments are subject to the Company's achieving certain milestones or to the satisfaction of the Company's collaborators with testing results of the related product. In particular, the Company has entered into strategic alliances with Ciba and E. Merck to develop and market the Company's MDX-210 and MDX-447 Bispecifics, respectively. The Company relies on the payments made under these strategic alliances to further the development of these products and its operating results may be adversely affected if it is unable to meet certain milestones required by such agreements. Should these arrangements be terminated, the Company may be required to seek additional funding from other sources in order to develop and market these products. If such funding is not available, its research and product development efforts would be adversely affected. No assurance can be given that additional funds will be available on acceptable terms, if at all. If adequate funds are not available the Company's business will be materially adversely affected.

     GOVERNMENT REGULATION. The research and development activities of the Company as well as the investigation, manufacture, labeling, distribution, marketing and sale of therapeutic products are subject to extensive and rigorous regulation, including pre-market approval, by the FDA and other state and foreign agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any product that the Company may develop will be deemed to be safe and effective by the FDA and granted marketing approval. Even if marketing approvals are obtained, a product and its manufacturer are subject to continuing review, and later discovery of previously unknown problems with a product or its manufacturer may result in the imposition of restrictions on or sanctions against the product or its manufacturer, including withdrawal of products from the market and other enforcement actions. Delays in obtaining regulatory approvals may adversely affect the marketing of any products developed by the Company and the ability of the Company to receive product revenues and royalties. In light of the limited regulatory history of bispecific therapeutics based on the Company's technology, there can be no assurance that regulatory approvals for the Company's products will be obtained without lengthy delays, if at all. In addition, the Company cannot predict the extent to which changes to existing governmental regulations might have an adverse effect on the Company. In 1990 and 1991, the Company received orphan drug designations for MDX-22 and MDX-11, respectively, for the treatment of AML. In October 1993, the Company received an orphan drug designation for MDX-210 for the treatment of ovarian cancer. There can be no assurance that the Company will ever receive FDA approval to market these products, or that the Company will be the first sponsor to receive FDA approval to market these products and thus receive orphan drug marketing exclusivity or that its rights to market MDX-22, MDX-11, or MDX-210 will not be preempted by orphan exclusivity held by another company.

     GOVERNMENTAL REFORMS. Health care reform is an area of increasing national and international attention and a priority of many elected officials. Several proposals to modify the current health care system in the United States to improve access and control costs are currently being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payors or could affect the ability to set prices for newly approved therapeutic products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payors for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. The Company cannot predict the outcome of health care reform proposals or the effect any such reforms may have on the Company's business.
Any such proposals, if adopted, could have a material adverse effect on the Company.

     NO ASSURANCE OF ADEQUATE REIMBURSEMENT. The success of the Company's products in the United States and other significant markets will depend in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved therapeutic product. There also can be no assurance that adequate third party reimbursement by private insurers will be available for such products. Even if approved for marketing, there can be no assurance that patients will have sufficient resources to pay for the therapy or that governmental or private payors will provide reimbursement for such therapy. There can be no assurance that the Company's products will be considered cost-effective, that reimbursement will be available or, if available, that the payor's reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis.

     TECHNOLOGICAL CHANGE AND COMPETITION. The biotechnology industry is subject to rapid and significant technological change. Competitors of the Company engaged in all areas of biotechnology in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete or non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new or improved therapeutic products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company.

     PATENTS AND PROPRIETARY RIGHTS. Certain of the processes by which the Company is able to produce its products are proprietary; some of these technologies are legally owned by the Company and some are legally owned by others and licensed, either on an exclusive or a non-exclusive basis, to the Company. The Company believes that patent protection of materials or processes it develops and any products that may result from the Company's and licensors' research and development efforts are important to the possible commercialization of the Company's products. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is possible that patents issued to the Company will be successfully challenged. In addition, companies that obtain patents claiming products or processes that are necessary for or useful to the development of the Company's products or otherwise covering aspects of the Company's technology can bring legal actions against the Company claiming infringement. Litigations to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others, if required, can be lengthy and expensive. There can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. The Company may be required to obtain licenses from others to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable.

     The Company also relies upon unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

     The Company attempts and will continue to attempt to protect its proprietary materials and processes by relying on trade secret laws and nondisclosure and confidentiality agreements and exclusive licensing arrangements with its employees and certain other persons who have access to its proprietary materials or processes or who have licensing or research arrangements exclusive to the Company, including the Company's Scientific Founders (as defined herein). Despite these protections, no assurance can be given that others will not independently develop or obtain access to such materials or processes or that the Company's competitive position will not be adversely affected thereby. The Company does not have confidentiality agreements with the Company's Scientific Advisors (as defined herein). To the extent members of the Company's Scientific Advisory Board have consulting arrangements with or are employed by a competitor of the Company, the Company could be materially adversely affected by the disclosure of the Company's confidential information by such Scientific Advisors.

     DILUTION. As of December 31, 1996, there were outstanding (a) 1,773,600 shares of Common Stock reserved for issuance pursuant to options and warrants exercisable by 63 individuals who are present or former employees, officers, directors and consultants of the Company, at a weighted average exercise price of $3.54 per share; and (b) 100,000 shares of Common Stock issuable upon the exercise of certain additional warrants at an exercise price of $4.50 per share. Any exercise of such options and warrants will take place at a time when the Company would be able, in all likelihood, to obtain funds from the sale of the Company's Common Stock at prices higher than the exercise price thereof. As a result, investors in the Securities offered hereby may incur substantial dilution of their investment. See "Dilution."

     In addition, upon consummation of the Merger (i) all of the outstanding shares of HBI's Common Stock will be converted into 1,026,245 shares of the Company's Common Stock, (ii) the HBI Options will be converted into options to purchase 150,850 shares of the Company's Common Stock at exercise prices ranging from $3.09 to $54.95 per share and (iii) the HBI Warrants will be converted into warrants to purchase 822,924 shares of the Company's Common Stock at an exercise price of $51.54 per share.

     The exercise of all or a portion of the outstanding options and warrants may result in a significant increase in the number of shares of Common Stock that will be subject to trading on the Nasdaq National Market, and the issuance and sale of the shares of Common Stock upon the exercise thereof may have an adverse effect on the price of the Common Stock. See "-Possible Volatility of Securities Prices," "Dilution" and "Description of Securities."

     FUTURE SALES OF COMMON STOCK. Of the 17,592,992 shares of Common Stock outstanding as of December 31, 1996, 3,130,263 are "restricted securities" as that term is defined in Rule 144 under the

Securities Act and under certain circumstances may be sold without registration pursuant to such rule. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then prevailing market price of the Common Stock. The issuance of a significant number of additional securities, or even the possibility thereof, may depress the market price of such securities. See "-Possible Volatility of Securities Prices," "Dilution" and "Description of Securities--Shares Eligible for Future Sale."

     The Company has also filed registration statements on Form S-3 under the Securities Act relating to 1,140,888 shares of Common Stock being offered by certain selling security holders. Such shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares, if any, held by "affiliates" of the Company which shares will be subject to resale limitations of Rule 144.

     The Company intends to file a registration statement on Form S-4 relating to the 1,026,245 shares of the Company's Common Stock issuable upon conversion of the outstanding shares of HBI's Common Stock pursuant to the Merger and the 822,924 shares of the Company's Common Stock issuable upon the exercise of the HBI Warrants. Upon effectiveness of said registration statement and consummation of the Merger, shares of the Company's Common Stock issued in exchange for HBI Common Stock and upon exercise of the HBI Warrants other than shares issued to affiliates of the Company, will be freely tradeable in the public market.

     In addition, the Company has filed registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable under its Amended and Restated 1987 Stock Option Plan (282,450 shares), Amended and Restated EMP Plan (451,500), Amended and Restated 1991 Stock Option Plan (250,000 shares), 1992 Stock Option Plan (250,000 shares), 1994 Stock Option Plan (300,000 shares), 1995 Stock Option Plan (350,000 shares) and 1996 Stock Option Plan (350,000 shares). Upon consummation of the Merger, the Company intends to file a registration statement on Form S-8 to register the 150,850 shares of the Company's Common Stock issuable upon the exercise of the HBI Options. Shares issued under such plans other than shares issued to affiliates of the Company, will be freely tradeable in the public market.
     POSSIBLE VOLATILITY OF SECURITIES PRICES. There has been significant volatility in the market prices of securities of biotechnology companies, including those of the Company. See "Price Range of Common Stock." Various factors and events, including announcements by the Company or its competitors concerning testing results, the achievement of or failure to achieve certain milestones, patents, regulatory approvals, proprietary rights, arrangements with collaborative partners, technological innovations or new commercial products, as well as public concern about the safety of biotechnology in general, may have a significant impact on the Company's business. The trading prices of the Company's securities are subject to wide fluctuations in response to these factors, as well as to the sale or attempted sale of a large amount of Common Stock into the market.

     MANUFACTURING AND MARKETING. The Company has not yet commercially introduced any products, except for sales of research products to scientists.
To be successful, the Company's therapeutic products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. While the Company believes its current facilities are adequate for the production of its proposed products for clinical trials, such facilities are not yet adequate for the production of any products for commercial sale. In order to manufacture its products for such purposes, the Company will have to enhance its existing facilities and obtain requisite consents or acquire new facilities, which will require additional funds and approval by the FDA and other regulatory agencies. The Company has no experience in large-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to commercial production successfully or achieve profitability. Although the Company intends to market certain of its products through a direct sales force, if and when regulatory approval is obtained, it currently has no marketing or sales staff. To the extent that the Company determines not to, or is unable to, arrange third party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

     PRODUCT LIABILITY. The clinical investigation, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently has product liability insurance coverage in the amount of $5,000,000 for use of its investigational products during human clinical studies. The Company expects to seek to obtain product liability insurance if and when its products are commercialized; however, there can be no assurance that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company. Some medical centers will not participate in FDA-approved clinical studies unless a company has adequate product liability insurance.

     DEPENDENCE ON KEY PERSONNEL AND ATTRACTION OF KEY EMPLOYEES AND CONSULTANTS. The Company's success is dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled employees required for the expansion of the Company's activities, could adversely affect its business. In the near future, the Company will also need to hire additional personnel skilled in the clinical testing and regulatory process as it develops products with commercial potential. There can be no assurance that the Company will be able to attract or retain such personnel. The Company has obtained insurance on the lives of each of Donald L. Drakeman, President and Chief Executive Officer, and Michael
A. Appelbaum, Senior Vice President - Finance and Administration, Secretary, Treasurer and Chief Financial Officer, of which the Company is the sole beneficiary, in the amount of $2,000,000 for Dr. Drakeman and $1,000,000 for Mr. Appelbaum. Dr. Drakeman and Mr. Appelbaum are subject to certain restrictions set forth in their respective employment agreements. The Company has experienced and expects to continue to experience a period of significant growth in the number of new employees necessary to support the Company's business operations. The Company's need to manage growth effectively will also require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees. The Company's failure to manage growth effectively would have a material adverse effect on the Company's results of operations and its ability to execute its business strategy.

     The Company has obtained a substantial amount of its technology from the Trustees of Dartmouth College ("Dartmouth"), and Dartmouth currently maintains an equity interest in the Company. Drs. Michael W. Fanger and Paul M. Guyre, two of the Company's principal founders (who, together with Dr. Edward D. Ball, formerly of Dartmouth Medical School and now a faculty member at the University of Pittsburgh Medical School, are the Company's "Scientific Founders"), are members of the faculty of Dartmouth Medical School.

     CONFLICTS OF INTEREST. The Company relies on members of its Scientific Advisory Board (the "Scientific Advisors"), which includes distinguished scientists with a wide range of experience in the research and development of biopharmaceutical products, to assist the Company in formulating its research and development strategy. All of the members of the Scientific Advisory Board are employed other than by the Company and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company.

     DIVIDENDS. The Company has not paid any cash dividends, and it is unlikely that the Company will pay any dividends in the foreseeable future. Earnings, if any, will be retained in the business for further development and expansion. There can be no assurance that the Company will ever be in the position to pay cash dividends. See "Dividend Policy."

                                USE OF PROCEEDS

     The Selling Security Holders will receive all of the net proceeds from the sale of the Securities owned by it and offered hereby. The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company as of September 30, 1996.

                                             SEPTEMBER 30, 1996
                                           ----------------------
                                               (in thousands)
                                                (unaudited)

Long-term debt and other long-term
 obligations.............................       $   116

Stockholders' equity:

     Preferred stock, $1.00 par value,
     2,000,000 shares authorized, none
     issued and outstanding..............          --

     Common stock, $0.01 par value,
     40,000,000 shares authorized,
     17,588,242 shares issued and
     outstanding(1)......................           176

     Capital in excess of par value......        65,805

     Unrealized gain on securities.......           189

     Accumulated deficit.................       (29,297)

          Total stockholders' equity.....       $36,872

            Total capitalization.........       $36,988

----------
(1) Does not include shares of Common Stock issuable upon the exercise of outstanding options and warrants.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain any earnings to finance the growth of the Company. The Board of Directors will review its dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to the Company's earnings, financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the Nasdaq National Market under the symbol "MEDX." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by Nasdaq.

1994                                  HIGH    LOW
----                                 ------  -----

First Quarter......................  $ 8.13  $5.75

Second Quarter.....................  $ 7.25  $3.88

Third Quarter......................  $ 6.25  $3.75

Fourth Quarter.....................  $ 4.25  $2.50

1995
----

First Quarter......................  $ 4.13  $2.38

Second Quarter.....................  $ 6.50  $2.75

Third Quarter......................  $ 7.50  $4.38

Fourth Quarter.....................  $ 7.13  $6.50

1996
----

First Quarter......................  $ 7.13  $6.50

Second Quarter.....................  $12.25  $6.25

Third Quarter......................  $ 9.00  $5.38

Fourth Quarter.....................  $ 9.00  $6.25

1997
----

First Quarter (through January 6)..  $ 7.25  $6.63

  On January 6, 1997 the last reported closing price for the Common Stock was $7.13, and there were approximately 360 holders of record of the Common Stock.

                                    DILUTION

  As of December 31, 1996, there were outstanding (a) 1,773,600 shares of Common Stock reserved for issuance pursuant to options and warrants exercisable by 63 individuals who are present or former employees, officers, directors and consultants of the Company, at a weighted average exercise price of $3.54 per share; and (b) 100,000 shares of Common Stock issuable upon the exercise of certain additional warrants at an exercise price of $4.50 per share.

  The following table sets forth the number of shares of Common Stock outstanding as of December 31, 1996 as well as the number of shares of Common Stock that would be outstanding in the event that all of the options warrants are exercised. Any exercise of options or warrants will take place at a time when the Company would be able, in all likelihood, to obtain funds from the sale of the Company's Common Stock at prices higher than the exercise prices or conversion prices thereof. As a result, investors in the Common Stock offered hereby may incur substantial dilution of their investment, as the issuance of such a significant number of additional securities, or even the possibility thereof, may depress the price of the Common Stock being offered hereby.

                                                        COMMON STOCK
                                    MARKET, EXERCISE,  OUTSTANDING OR
                                      CONVERSION OR     RESERVED FOR
SECURITY                              OPTION PRICE        ISSUANCE
----------------------------------  -----------------  --------------
Outstanding Common Stock                     $7.00/1/      17,592,992
Stock Options
    1987 Plan                                $0.38/3/         276,150
    EMP Plan/2/                              $0.10            403,000
    1991 Plan                                $4.34/3/         183,500
    1992 Plan                                $4.25/3/         191,250
    1994 Plan                                $4.70/3/         296,250
    1995 Plan                                $6.95/3/         350,000
    1996 Plan                                $9.46/3/          73,450
Other warrants                               $4.50            100,000
                                                           ----------
Fully Diluted Shares Outstanding                           19,466,592
                                                           ==========

----------------------------

(1) The last reported closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1996.
(2) Upon the merger of Essex Medical Products, Inc. ("EMP") and the Company in June 1990, the Company assumed EMP's obligations pursuant to the options granted under this plan.
(3)    Represents the weighted average exercise price.


  In addition, upon consummation of the Merger, (i) all of the outstanding shares of HBI's Common Stock will be converted into 1,026,245 shares of the Company's Common Stock, (ii) the HBI Options will be converted into options to purchase 150,850 shares of the Company's Common Stock at exercise prices ranging from $3.09 to $54.95 per share and (iii) the HBI Warrants will be converted into warrants to purchase 822,924 shares of the Company's Common Stock at an exercise price of $51.54 per share.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the five years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from audited financial statements of the Company. The financial data for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of its financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. This selected financial data should be read in conjunction with the financial statements and the related notes thereto.

                                                                                    NINE MONTHS
                                           YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                           ---------------------------------------------------  ---------------------
                             1991      1992      1993       1994       1995        1995       1996
                           --------  --------  ---------  ---------  ---------  ----------  ---------
STATEMENT OF                                 (In thousands, except per share data)   (Unaudited)
 OPERATIONS DATA:
Revenues:
Sales....................  $   366   $   365   $    406   $    378   $    312     $   253    $   210
Contract and license
 revenues................    1,309        --         --        200      1,467         981      1,551
                           -------   -------   --------   --------   --------     -------    -------
Total revenues...........    1,675       365        406        578      1,778       1,234      1,762
Cost and Expenses:
Cost of sales............       57        66         82         91        123          94        100
Research and
 development.............    1,431     2,531      3,798      5,905      6,442       4,805      5,560

General and
 administrative..........      873     2,165      2,361      2,154      2,275       1,691      1,863
                           -------   -------   --------   --------   --------     -------    -------
Total costs and
 expenses................    2,362     4,761      6,240      8,150      8,840       6,591      7,522

Operating loss...........     (687)   (4,396)    (5,834)    (7,572)    (7,062)     (5,356)    (5,761)
Interest and dividend
 income..................      318       399        421        348        561         380      1,091

Interest expense.........     (217)       --         (2)       (11)        (8)         (6)        (4)
                           -------   -------   --------   --------   --------     -------    -------
Net loss.................  $  (585)  $(3,997)  $ (5,415)  $ (7,236)  $ (6,509)    $(4,983)   $(4,674)
                           =======   =======   ========   ========   ========     =======    =======
Net loss per share/(1)/..   ($0.15)   ($0.79)    ($0.86)    ($1.00)    ($0.69)     ($0.55)    ($0.32)
Weighted average
 common shares
 outstanding/(1)/........    3,838     5,049      6,304      7,269      9,457       9,024     14,515

                                                                                  As of September 30,
                              1991      1992       1993       1994       1995             1996
                           -------   -------   --------   --------   --------     -------------------
BALANCE SHEET DATA:                         (In thousands)                          (Unaudited)
Cash, cash equivalents
 and marketable
 securities..............  $11,349   $15,938   $  9,687   $  9,434   $ 15,729          $33,733


Working capital..........   11,228    15,918      8,330      8,017     14,549           33,480
Total assets.............   11,942    16,943     12,640     13,017     19,240           38,212
Long-term obligations....      ---       ---         78         60         40              116
Accumulated deficit......   (1,465)   (5,462)   (10,877)   (18,113)   (24,623)         (29,297)
Total stockholders'
 equity..................   11,634    16,603     10,943     11,097     17,375           36,872

----------------------

(1) Computed on the basis described for net loss per share in Note 2 to the Financial Statements.

                        SELLING SECURITY HOLDERS

     The following table sets forth certain information with respect to the Selling Security Holders for whom the Company is registering the Securities for resale to the public. The Company will not receive any of the proceeds from the sale of such Securities. An aggregate of up to 70,000 shares of Common Stock may be offered by the Selling Security Holders.

   On April 26, 1996, the Company entered into an Nonexclusive Sublicense Agreement (the "Sublicense") with Polaroid Corporation and Boston Biomedical Research Institute, Incorporated (the "Selling Security Holders") pursuant to which the Company obtained certain license rights relating to products and processes covered by certain patents and patent applications. The Securities are being registered pursuant to certain demand registration rights granted to the Selling Security Holders as part of the Sublicense.



                                                     Maximum
                               Shares of Common    Number of
                              Stock Beneficially   Shares to    Shares Beneficially
                                Owned Prior to       be Sold        Owned After
                                 the Offering      in Offering      the Offering
                              -------------------  -----------  --------------------


                               NUMBER    PERCENT                 NUMBER    PERCENT
                              --------  ---------               --------  ----------
Polaroid Corporation........    40,000      *           40,000     0          0%
549 Technology Square
Cambridge, MA 02139

Boston Biomedical Research..    30,000      *           30,000     0          0%
Institute, Incorporated
20 Stanford Street
Boston, MA 02114

---------------------
*  Less than 1%

                              PLAN OF DISTRIBUTION


   The sale of the Securities by the Selling Security Holders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

   The Selling Security Holders may effect such transactions by selling their Securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase shares as principals and thereafter sell the Securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Company also understands that some or all of the Securities offered hereby may from time to time alternatively be sold pursuant to Rules 144, 144A or 904 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements, are met.

   The Selling Security Holders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities might be deemed to be underwriting discounts and commissions under the Securities Act.


                           DESCRIPTION OF SECURITIES

COMMON STOCK

   The Company is authorized to issue 40,000,000 shares of Common Stock, par value $0.01 per share. As of January 7, 1997, there were 17,592,992 shares of Common Stock outstanding and the Company had approximately 360 holders of record.

   Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the Directors of the Company and holders of the remaining shares by themselves cannot elect any Directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding (including the shares of Common Stock offered hereby) are fully paid and non-assessable.

PREFERRED STOCK

   The Company's authorized Preferred Stock consists of 2,000,000 shares, par value $1.00 per share. The Company's Restated Certificate of Incorporation, as amended, grants the Board of Directors the authority to issue by resolution shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable into securities of the Company; and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of Preferred Stock that would have the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to the Company's Restated Certificate of Incorporation, as amended, or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any Preferred Stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

CERTAIN SPECIAL CHARTER AND BY-LAW PROVISIONS

   The Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company as in effect on the date hereof contain certain provisions that may delay, defer or prevent a change in control of the Company. Specifically, the Board of Directors is classified. Directors are elected for three year terms with only one class of board members elected each year. In addition, the Amended and Restated By-laws provide that special meetings of shareholders may be called only by the President, the Chairman of the Board of Directors, the Board of Directors or by the holders of not less than 33% of the Company's shares entitled to vote at such meetings.

   Furthermore, the Company's Restated Certificate of Incorporation, as amended, incorporates all of the provisions of the New Jersey Shareholders Protection Act (the "New Jersey Act"), which provides that a resident New Jersey corporation such as the Company may not engage in certain Business Combinations with any Interested Stockholder (as such terms are defined therein) for a period of five years following the date (the "Acquisition Date") that such Interested Stockholder became the owner, directly or indirectly, of 10% or more of the voting power of the Company, unless (i) such transaction is approved by the Company's Board of Directors prior to the Acquisition Date, or (ii) the holders of two-thirds (66 2/3%) of the voting stock of the Company, excluding the shares of the Interested Stockholder, approve such transaction. The New Jersey Act also precludes the purchase by the Company (except as hereinafter noted) at a premium over market of any of its voting stock from an Interested Stockholder who has owned such securities for less than five years. Notwithstanding the foregoing, such a purchase would be permitted if the same offer were made to all other holders of the same kind of securities, or the transaction were approved by the holders of 66 2/3% of the outstanding voting stock of the Company excluding the shares of any Interested Stockholder, or the Board of Directors of the Company approved the transaction prior to such Interested Stockholder's Acquisition Date. The Company's Restated Certificate of Incorporation, as amended, does not provide for any additional anti-takeover protection other than those set forth in the New Jersey Act.

SHARES ELIGIBLE FOR FUTURE SALE

   As of January 7, 1997, the Company had 17,592,992 shares of Common Stock outstanding, without taking into account shares of Common Stock issuable upon exercise of outstanding options and warrants. The 70,000 shares of Common Stock offered pursuant to this Prospectus will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of the Company within the meaning of the Securities Act, which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

   The Company has also filed registration statements on Form S-3 under the Securities Act relating to 1,140,888 shares of Common Stock being offered by certain selling security holders. Such shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares, if any, held by "affiliates" of the Company which shares will be subject to resale limitations of Rule 144.

   Of such 17,592,992 shares of Common Stock outstanding, 3,130,263 shares (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon one or more exemptions contained in the Securities Act or upon the exercise of stock options. The Restricted Shares are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold pursuant to Rule 144. All of the Restricted Shares have been held for more than two years and are eligible for public sale in accordance with the requirements of Rule 144, as described below.

   In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company and their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

   The Company intends to file a registration statement on Form S-4 relating to the 1,026,245 shares of the Company's Common Stock issuable upon conversion of the outstanding shares of HBI Common Stock pursuant to the Merger and 822,924 shares of the Company's Common Stock issuable upon the exercise of the HBI Warrants. Upon effectiveness of said registration statement and consummation of the Merger, shares of the Company's Common Stock issued upon exercise of the HBI Warrants other than shares issued to affiliates of the Company, will be freely tradeable in the public market.

   In addition, the Company has filed registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable under its Amended and Restated 1987 Stock Option Plan (282,450 shares), Amended and Restated EMP Plan (451,500 shares), Amended and Restated 1991 Stock Option Plan (250,000 shares), 1992 Stock Option Plan (250,000 shares), 1994 Stock Option Plan (300,000 shares), 1995 Stock Option Plan (350,000 shares) and 1996 Stock Option Plan (350,000 shares). Upon consummation of the Merger, the Company intends to file a registration statement on Form S-8 to register the 150,850 shares of the Company's Common Stock issuable upon the exercise of the HBI Options. Shares issued under such plans other than shares issued to affiliates of the Company, will be freely tradeable in the public market.

   No predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market prices prevailing from time to time. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend upon, among other factors, the market prices of the Common Stock and the individual circumstances of the holders thereof. Nevertheless, sales of substantial amounts of the Common Stock in the public market following the offering made hereby could have a significant adverse effect on prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors--Possible Volatility of Securities Prices."

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

                                 LEGAL MATTERS

   The validity of the Common Stock offered hereby has been passed upon for the Company by Satterlee Stephens Burke & Burke LLP, New York, New York.

                                    EXPERTS

   The financial statements of Medarex, Inc., appearing in Medarex, Inc.'s Annual Report (Form 10-K) for each of the three years in the period ended December 31, 1995 and for the period from July 15, 1987 (inception) to December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

============================================         ========================================

 NO DEALER, SALESPERSON OR OTHER PERSON HAS
  BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
  MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
  PROSPECTUS AND, IF GIVEN OR MADE, SUCH
  INFORMATION OR REPRESENTATION MUST NOT BE
  RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
  COMPANY OR ANY UNDERWRITER.  THE                            MEDAREX, INC.
  PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
  OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
  SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO
  ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE
  SUCH OFFER IN SUCH JURISDICTION.  NEITHER THE
  DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE       70,000 SHARES OF COMMON STOCK,
  HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,                   $.01 PAR VALUE
  CREATE ANY IMPLICATION THAT THE INFORMATION
  HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO
  THE DATE HEREOF OR THAT THERE HAS BEEN NO
  CHANGE IN THE AFFAIRS OF THE COMPANY SINCE
  SUCH DATE.

            ---------------

           TABLE OF CONTENTS

AVAILABLE INFORMATION....................  2
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE................................  2
THE COMPANY..............................  3
RECENT DEVELOPMENTS......................  4                    ----------------
RISK FACTORS.............................  5
USE OF PROCEEDS.......................... 11                       PROSPECTUS
CAPITALIZATION........................... 11
DIVIDEND POLICY.......................... 12                    ----------------
PRICE RANGE OF COMMON STOCK.............. 12
DILUTION................................. 13
SELECTED FINANCIAL DATA.................. 14
SELLING SECURITY HOLDERS................. 15
PLAN OF DISTRIBUTION..................... 16
DESCRIPTION OF SECURITIES................ 16
LEGAL MATTERS............................ 19
EXPERTS.................................. 19




            ---------------

                                                                  January 7, 1997
============================================         ========================================

                                    PART II
                     Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All amounts except the registration fee are estimated.

                                                         EXPENSES
                                                         --------
Registration Fee - Securities and Exchange Commission..   $   145
Transfer Agent Fees and Expenses.......................     2,000
Accounting Fees and Expenses...........................     7,500
Legal Fees and Expenses................................     7,500
Blue Sky Fees and Expenses.............................     1,000
Printing and Engraving.................................     1,000
Miscellaneous..........................................       855
                                                          -------

 TOTAL.................................................   $20,000
                                                          =======

     The Company will bear all of the expenses of the registration of the securities being offered.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation, as amended, and Article XIII of the Registrant's Amended and Restated By-laws provide for the indemnification of its Officers and Directors under certain circumstances and are incorporated herein by reference.

     Section 14A:3-5 of The New Jersey Business Corporation Act (the "NJBCA") empowers a New Jersey corporation to indemnify any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or legal representative of any such director, officer, trustee, employee or agent (a "corporate agent"), against his expenses and liabilities incurred in connection with any proceeding involving the corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal proceeding, such corporate agent had no reason to believe that his conduct was unlawful. In addition, a corporation may indemnify such corporate agent against his expenses in connection with any preceding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of his having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Under the NJBCA a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above or in defense of any claim, issue or matter therein.

     The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

      /1/2.1  Certificate of Merger, dated June 15, 1989, including Plan of Merger.

     /16/3.1  Restated Certificate of Incorporation, as amended, of the Registrant.

      /1/3.2  Amended and Restated By-laws of the Registrant.

      /1/4.1  Form of Specimen of Common Stock Certificate.

      /1/4.2  Warrant Agreement between the Registrant and Continental Stock Transfer and
              Trust Company, dated as of June 20, 1991.

      /1/4.4  Form of Specimen of Warrant Certificate.

      /9/4.4  Amendment No. 1 to Warrant Agreement between the Registrant and Continental
              Stock Transfer and Trust Company, dated as of December 14, 1992.

      /9/4.5  Amendment No. 2 to Warrant Agreement between the Registrant and Continental
              Stock Transfer and Trust Company, dated as of December 18, 1992.
      /*/5.1  Opinion of Satterlee Stephens Burke & Burke LLP re:  legality of securities being registered.
     /4/10.1  Lease of the Registrant's executive offices dated August 1, 1992.
     /1/10.2  Lease of the Registrant's laboratory facilities.
     /1/10.3  1991 Employee Stock Option Plan.
     /1/10.4  Letter of Intent dated April 25, 1991 between Lower Pyne Associates, L.P. and
              Medarex, Inc.
     /1/10.5  Joint Venture Agreement by and among Trustees of Dartmouth College, Essex
              Medical Products, Inc. and the Registrant, dated as of July 15, 1987.
     /1/10.6  Exclusive License Agreement by and between Trustees of Dartmouth College and the Registrant, dated July 15, 1987.
     /1/10.7  Non-Exclusive License Agreement by and between Trustees of Dartmouth College and the Registrant, dated July 15, 1987.
     /1/10.8  Assignment Agreement by and between the Registrant and Michael W. Fanger, dated July 15, 1987.
     /1/10.9  Consulting Agreement between the Registrant and Michael W. Fanger, dated as of
              July 15, 1987.
    /1/10.10  Assignment Agreement by and between the Registrant and Paul M. Guyre, dated
              July 15, 1987.
    /1/10.11  Consulting Agreement between the Registrant and Paul M. Guyre, dated as of July
              15, 1987.
    /1/10.12  Assignment Agreement by and between the Registrant and Edward Ball, dated July
              15, 1987.
    /1/10.13  Consulting Agreement between the Registrant and Edward Ball, dated as of July
              15, 1987.
    /1/10.14  Stock Purchase Agreement among Essex Vencap, Inc. and Medarex Founders and the Registrant, dated as of June 15, 1989.
    /1/10.15  Amended and Restated Research and Development and Umbrella Agreement
              between Fondation Nationale de Transfusion Sanguine and the Registrant, dated
              March 7, 1991.
    /1/10.16  AML/SCCL License Agreement between Fondation Nationale de Transfusion
              Sanguine and the Registrant, dated February 13, 1990.

    /1/10.17  HIV License Agreement between Fondation Nationale de Transfusion Sanguine and the Registrant, dated February 13, 1990.
    /1/10.18  HIV Targeting Antibody License Agreement between Fondation Nationale de
              Transfusion Sanguine and the Registrant, dated February 13, 1990.
    /1/10.18A Amendment to AML/SCCL License Agreement, the HIV License Agreement and
              the HIV Targeting Antibody License Agreement dated March 7, 1991.
    /1/10.19  Medarex Targeted Immunostimulation License Agreement between the Registrant and Fondation Nationale de Transfusion Sanguine, dated March 7, 1991.
    /1/10.20  FNTS Targeted Immunostimulation License Agreement between Fondation
              Nationale de Transfusion Sanguine and the Registrant, dated March 7, 1991.
    /1/10.21  Agreement of SmithKline Beecham Pharmaceuticals and the Registrant with respect to Research Collaboration, dated February 1, 1990.
    /1/10.21A Amendment to Agreement of SmithKline Beecham Pharmaceuticals and the
              Registrant with respect to Research Collaboration dated July 5, 1990.
    /1/10.22  Research Agreement between the Registrant and The Upjohn Company, dated
              October 18, 1990.
    /1/10.23  Agreement dated as of May 16, 1991 by and among Trustees of Dartmouth
              College and the Registrant relating to the assignment of certain patents and the modification of the Joint Venture Agreement.
    /1/10.24  Assignment of certain patent rights by Trustees of Dartmouth College to the
              Registrant dated May 16, 1991.
    /1/10.25  Loan Agreement by and between Dr. Edward Ball, Dr. Paul Guyre, Dr. Donald
              Drakeman, Dr. Michael Fanger, and First New Hampshire Bank of Lebanon,
              dated October 25, 1990.
    /1/10.26  Security Agreement between the Registrant and First New Hampshire Bank of
              Lebanon, dated October 25, 1990.
    /1/10.27  Distribution Agreement between the Registrant and Funakoshi Pharmaceutical Co.,
              Ltd., dated as of June 1, 1989, expiring May 31, 1990.
    /1/10.28  Employment Agreement by and between the Registrant and Dr. Donald Drakeman, dated as of April 1, 1991, as amended.
    /1/10.29  Employment Agreement by and between the Registrant and Dr. Nathan B. Dinces, dated as of April 1, 1991, as amended.
    /1/10.30  Form of Financial Advisory and Investment Banking Agreement between the
              Registrant and Josephthal Lyon & Ross Incorporated.
    /1/10.31  License Agreement between the Registrant and Cetus Corporation dated as of
              February 19, 1991.
    /1/10.32  Form of invention and confidential information agreement between registrant and its employees.

    /1/10.33  Stock Purchase Plan.
    /1/10.34  Settlement Agreement by and between the Registrant and Fondation Nationale de
              Transfusion Sanguine, dated December 9, 1991.
    /1/10.35  Amended and Restated HIV Targeting Antibody License Agreement by and
              between the Registrant and Fondation Nationale de Transfusion Sanguine, dated
              December 9, 1991.
    /2/10.36  HBV Cell Line License Agreement by and between the Registrant and Fondation
              Nationale de Transfusion Sanguine, dated December 9, 1991.
    /3/10.37  Employment Agreement by and between the Registrant and Michael A.
              Appelbaum, dated as of July 29, 1991.
    /4/10.38  Agreement dated November 28, 1991 between Scotgen Limited and the Company pertaining to the genetic engineering of one of the Company's antibodies.
    /5/10.39  Amended and Restated 1987 Stock Option Plan.
    /6/10.40  Letter of Intent between Registrant and The Bayson Company dated March 16,
              1992.
    /6/10.41  Form of Consulting Agreement between the Registrant and Paul M. Guyre, dated as of March 17, 1992.
    /6/10.42  Form of Consulting Agreement between the Registrant and Edward Ball, dated as of March 17, 1992.
    /6/10.43  Form of Consulting Agreement between the Registrant and Michael W. Fanger, dated as of March 17, 1992.
    /6/10.44  Agreement In Principle dated as of July 10, 1992 between the Registrant and Dr.
              Daniel Beck of Centre Hospitalier Universiter Vaudrois.
    /6/10.45  Agreement In Principle dated as of July 23, 1992 by and among Institut Curie,
              Immuno-Designed Molecules, SARL and the Registrant.
    /7/10.46  Underwriting Agreement by and between the Registrant and Rosenkrantz Lyon &
              Ross Incorporated as Representative of the Several Underwriters, dated June 20,
              1991.
    /9/10.47  Placement Agent Agreement between the Registrant and Josephthal Lyon & Ross
              Incorporated, dated as of November 13, 1992.
    /9/10.48  Placement Agent Warrant Agreement between the Registrant and Josephthal Lyon
              & Ross Incorporated, dated as of December 14, 1992.
    /9/10.49  Placement Agent Agreement between the Registrant and Josephthal Lyon & Ross
              Incorporated, dated as of December 17, 1992.
    /9/10.50  Placement Agent Warrant Agreement between the Registrant and Josephthal Lyon
              & Ross Incorporated, dated as of December 18, 1992.
    /8/10.51  1992 Employee Stock Option Plan.

   /10/10.52  Lease of Registrant's Laboratory Facility (Clinton, New Jersey).
   /11/10.53  Amendment to Lease of Registrant's Laboratory Facility (Clinton, New Jersey).
   /11/10.54  Employment Agreement by and between the Registrant and Yashwant M. Deo, dated as of July 8, 1993.
   /12/10.55  Financing Agreement dated as of December 1, 1993 by and among the Registrant,
              G. Musuri and FAM S.A.
   /12/10.56  Consulting Agreement dated February 10, 1994 by and among the Registrant and
              Dr. Julius A. Vida.
   /13/10.57  Letter of Intent dated March 30, 1994 between the Registrant and E. Merck.
              (Confidential Portions omitted and filed separately with the Securities and
              Exchange Commission)
   /14/10.58  Sublease of Registrant's Laboratory Facility (West Lebanon, New Hampshire).
   /14/10.59  Sublease of Registrant's Executive Offices (Annandale, New Jersey).
   /15/10.60  Sublease of Registrant's New Hampshire Facility, dated May 25, 1994.
    /9/10.61  1995 Stock Option Plan
    /9/10.62  Stock Purchase Agreement dated May 16, 1995 between the Registrant and CIBA-
              GEIGY Limited.
    /9/10.63  Development and Commercialization Agreement dated May 16, 1995 between the
              Registrant and CIBA-GEIGY Limited.  (Confidential Portions omitted and filed separately with the Securities and Exchange Commission)
    /9/10.64  Registration Rights Agreement dated May 16, 1995 between the Registrant and
              CIBA-GEIGY.
   /13/10.65  Letter of Josephthal Lyon & Ross Incorporated dated April 12, 1996.
   /17/10.66  Agreement and Plan of Merger among Medarex, Inc., Medarex Acquisition Corp.
              and Houston Biotechnology Incorporated dated December 18, 1996, together with the exhibits thereto.
   /18/10.67  Convertible Note dated December 18, 1996 executed by Houston Biotechnology
              Incorporated in favor of Medarex, Inc.
   /19/10.68  License Agreement effective December 18, 1996 between Houston Biotechnology
              Incorporated and Medarex, Inc.
   /20/10.69  Escrow Agreement dated as of December 18, 1996 among Houston Biotechnology
              Incorporated, Medarex, Inc. and Satterlee Stephens Burke & Burke LLP, as
              escrow agent.
    /4/11     Statement re: computation of per share earnings.
       21     Subsidiaries of the Registrant.
       23.1   Consent of Ernst & Young LLP.

   /*/23.2    Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)

   /*/24.1    Power of Attorney.

---------------
     /1/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on April 12, 1991.
     /2/ Incorporated by reference to the identically numbered exhibit to the Registrant's Current Report on Form 8-K dated December 20, 1991.
     /3/ Incorporated by reference to exhibit number 10.33 to the Registrant's Current Report on Form 8-K dated August 9, 1991.
     /4/ Incorporated by reference to the identically numbered exhibit to the Registrant's Annual Report on Form 10-K filed on March 14, 1996.
     /5/ Incorporated by reference to exhibit number 4 to the Registrant's Registration Statement on Form S-8 (File No. 33-44276) filed on November 29, 1991.
     /6/ Incorporated by reference to the identically numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-46509) filed on March 18, 1992.
     /7/ Incorporated by reference to the exhibit number 1.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on April 12, 1991.
     /8/ Incorporated by reference to the identically numbered exhibit to the Registrant's Annual Report on Form 10-K filed on March 15, 1993.
     /9/ Incorporated by reference to the identically numbered exhibit to the Registrant's Post Effective Amendment No. 5 to Registration Statement on Form S-1 (File No. 33-57366) filed on September 15, 1995.
     /10/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-Q filed on May 14, 1993. /11/ Incorporated by reference to the identically numbered exhibit to the
          Registrant's Quarterly Report on Form 10-Q filed on August 16, 1993. /12/ Incorporated by reference to the identically numbered exhibit to the
          Registrant's Annual Report on Form 10-K filed on February 15, 1994. /13/ Incorporated by reference to the identically numbered exhibit to the
          Registrant's Registration Statement on Form S-1 (File No. 33-57324) filed on February 15, 1994.
     /14/ Incorporated by reference to the identically numbered exhibit to the Registrant's Quarterly Report on Form 10-K filed on May 13, 1994. /15/ Incorporated by reference to the identically numbered exhibit to the
          Registrant's Quarterly Report on Form 10-Q filed on August 12, 1994. /16/ Incorporated by reference to the identically numbered exhibit to the
          Registrant's Registration Statement on Form S-1 (File No. 33-98244).

     /17/ Incorporated by reference to exhibit number 99.1 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997. /18/ Incorporated by reference to exhibit number 99.2 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997. /19/ Incorporated by reference to exhibit number 99.3 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997. /20/ Incorporated by reference to exhibit number 99.4 to the
          Registrant's Current Report on Form 8-K filed on January 2, 1997. /*/ Previously filed.

     (b)  Financial Statement Schedules

     All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   See Item 14, "Indemnification of Directors and Officers."

                                   SIGNATURES
                                   ----------

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MEDAREX, INC. HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANNANDALE, NEW JERSEY, ON THE 7TH DAY OF JANUARY, 1997.

                                 MEDAREX, INC.


                                 By:/s/Charles R. Schaller
                                    --------------------------------------------
                                     Charles R. Schaller - Chairman of the Board


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                 Signature                                Title                             Date
                 ---------                                -----                             ----
/s/Charles R. Schaller                  *      Chairman of the Board                   January 7, 1997
-----------------------------------------
 Charles R. Schaller

/s/Donald L. Drakeman                          President, Chief Executive Officer and  January 7, 1997
-----------------------------------------
 Donald L. Drakeman                            Director (Principal Executive Officer)

/s/Michael A. Appelbaum                 *      Senior Vice President - Finance and     January 7, 1997
-----------------------------------------
 Michael A. Appelbaum                          Administration, Secretary, Treasurer,
                                               Chief Financial Officer and Director
                                               (Principal Financial and Accounting
                                               Officer)

/s/Michael W. Fanger                    *      Director                                January 7, 1997
-----------------------------------------
 Michael W. Fanger

/s/Julius A. Vida                       *      Director                                January 7, 1997
-----------------------------------------
 Julius A. Vida

/s/Irwin Lerner                         *      Director                                January 7, 1997
-----------------------------------------
 Irwin Lerner

/s/W. Leigh Thompson, Jr.               *      Director                                January 7, 1997
-----------------------------------------
 W. Leigh Thompson, Jr.

/s/Robert Iggulden                      *      Director                                January 7, 1997
-----------------------------------------
 Robert Iggulden


----------

*By:/s/Donald L. Drakeman
--------------------------------------------
    Donald L. Drakeman, as attorney-in-fact, pursuant to Power of Attorney previously filed.

                               INDEX TO EXHIBITS

                                               Location of
                                                Exhibit in
                                                Sequential
 Exhibit No.     Description of Document     Numbering System
-------------  ----------------------------  ----------------
     21        Subsidiaries of Registrant

    23.1       Consent of Ernst & Young LLP